                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                 SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                AMENDMENT NO. 2

                         The Seibels Bruce Group, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $1.00 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   816006-20
                                (CUSIP Number)

                                 James L. Zech
                                Steven J. Tynan
                            High Ridge Capital, LLC
                                107 Elm Street
                              Four Stamford Plaza
                                P.O. Box 120043
                            Stamford, CT 06912-0043
                                (203) 705-2750
                                with a copy to:

                           James A. FitzPatrick, Jr.
                             Dewey Ballantine LLP
                          1301 Avenue of the Americas
                            New York, NY 10019-6092
                                (212) 259-8000
                    ----------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                               December 31, 1998
               -------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the Reporting Person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                                 SCHEDULE 13D

CUSIP No. 816006-20
          ---------
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON:  High Ridge Capital, LLC
                              -----------------------

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:   06-1459537

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                      (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS

                           NA
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              [_]
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

--------------------------------------------------------------------------------
        7  SOLE VOTING POWER

                   703,124*
--------------------------------------------------------------------------------
        8  SHARED VOTING POWER

                   0
--------------------------------------------------------------------------------
        9  SOLE DISPOSITIVE POWER

                   703,124*
--------------------------------------------------------------------------------
       10  SHARED DISPOSITIVE POWER

                   0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         703,124*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [_]

      Not Applicable
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.5%
      -----
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

* Includes (a) 351,562 shares issuable upon exercise of options held by the Reporting Person at any time before December 31, 2000, and (b) 351,562 shares issuable upon the exercise of options held by High Ridge Capital Partners Limited Partnership at any time before December 31, 2000, as described in Items 3 and 4 herein.

                                 SCHEDULE 13D

CUSIP No. 816006-20
          ---------
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON:  High Ridge Capital Partners Limited Partnership
                              -----------------------------------------------

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:   06-1459533

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                      (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS

                           NA
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              [_]
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

--------------------------------------------------------------------------------
        7  SOLE VOTING POWER

               703,124*
--------------------------------------------------------------------------------
        8  SHARED VOTING POWER

               0
--------------------------------------------------------------------------------
        9  SOLE DISPOSITIVE POWER

               703,124*
--------------------------------------------------------------------------------
       10  SHARED DISPOSITIVE POWER

               0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       703,124*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [_]

      Not Applicable
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        6.5%
       ------
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

* Includes (a) 351,562 shares issuable upon exercise of options held by High Ridge Capital, LLC at any time before December 31, 2000, and (b) 351,562 shares issuable upon exercise of options held by the Reporting Person at any time before December 31, 2000.

                                 SCHEDULE 13D

CUSIP No. 816006-20
          ---------
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON:  HRC General Partner Limited Partnership
                              ---------------------------------------

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:   06-459536

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                      (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS

                          NA
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              [_]
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

--------------------------------------------------------------------------------
        7  SOLE VOTING POWER

                703,124*
--------------------------------------------------------------------------------
        8  SHARED VOTING POWER

                0
--------------------------------------------------------------------------------
        9  SOLE DISPOSITIVE POWER

                703,124*
--------------------------------------------------------------------------------
       10  SHARED DISPOSITIVE POWER

                0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          703,124*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [_]

      Not Applicable
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           6.5%
          ------
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

* Includes (a) 351,562 shares issuable upon exercise of options held by High Ridge Capital, LLC at any time before December 31, 2000, and (b) 351,562 shares issuable upon exercise of options held by High Ridge Capital Partners Limited Partnership at any time before December 31, 2000, as described in Items 3 and 4 herein.

                                 SCHEDULE 13D

CUSIP No. 816006-20
          ---------
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON:  James L. Zech
                              -------------

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:   ###-##-####

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                      (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS

                     NA
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              [_]
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

--------------------------------------------------------------------------------
        7  SOLE VOTING POWER

                 703,124*
--------------------------------------------------------------------------------
        8  SHARED VOTING POWER

                 0
--------------------------------------------------------------------------------
        9  SOLE DISPOSITIVE POWER

                 703,124*
--------------------------------------------------------------------------------
       10  SHARED DISPOSITIVE POWER

                 0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       703,124*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [_]

       Not Applicable
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           6.5%
          ------
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

* Includes (a) 351,562 shares issuable upon exercise of options held by High Ridge Capital, LLC at any time before December 31, 2000, and (b) 351,562 shares issuable upon exercise of options held by High Ridge Capital Partners Limited Partnership at any time before December 31, 2000, as described in Items 3 and 4 herein.

                                 SCHEDULE 13D

CUSIP No. 816006-20
          ---------
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON:  Steven J. Tynan
                              ---------------

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:   ###-##-####

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                      (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  SOURCE OF FUNDS

                     NA
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              [_]
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

--------------------------------------------------------------------------------
        7  SOLE VOTING POWER

                 703,124*
--------------------------------------------------------------------------------
        8  SHARED VOTING POWER

                 0
--------------------------------------------------------------------------------
        9  SOLE DISPOSITIVE POWER

                 703,124*
--------------------------------------------------------------------------------
       10  SHARED DISPOSITIVE POWER

                 0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 703,124*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [_]

       Not Applicable
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           6.5%
          ------
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

* Includes (a) 351,562 shares issuable upon exercise of options held by High Ridge Capital, LLC at any time before December 31, 2000 and (b) 351,562 shares issuable upon exercise of options held by High Ridge Capital Partners Limited Partnership at any time before December 31, 2000, as described in Items 3 and 4 herein.

     This Amendment No. 2 amends and supplements the Statement on Schedule 13D filed on November 20, 1997 (the "Original Statement"), as amended on July 7, 1998 ("Amendment No. 1"), with respect to the common stock, par value $1.00 per share ("Common Stock"), of The Seibels Bruce Group, Inc., a South Carolina corporation ("SBGI"). The address of the principal executive offices of SBGI is 1501 Lady Street, Columbia, South Carolina 29201. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Original Statement.

     The Reporting Persons have entered into a Joint Filing Agreement dated November 24, 1997, which is attached hereto as Schedule I.

ITEM 4.  PURPOSE OF THE TRANSACTION.

        The response set forth in Item 4 of the Original Statement, as previously amended and supplemented, is hereby incorporated herein by reference and is amended and supplemented by the following: The 1998 LLC Options and the 1998 Partnership Options, none of which have been exercised, have expired.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

      The response set forth in Item 5 of the Original Statement, as previously amended and supplemented, is hereby incorporated herein by reference and is amended and supplemented by the following:

(a)-(b) According to SBGI, as of December 31, 1998, there were 10,776,984 shares of SBGI Common Stock issued and outstanding on a fully diluted basis ("Total Outstanding Shares").

        On December 31, 1998, the 1998 LLC Options and the 1998 Partnership Options expired. These options represented, in the aggregate, the right to purchase 703,124 shares of SBGI Common Stock. As a result of such expiration, the Reporting Persons now own, in the aggregate, options representing the right to acquire 703,124 shares of SBGI Common Stock, or 6.5% of the Total Outstanding Shares on a fully diluted basis.

        (c) None of the Reporting Persons has effected any transaction in SBGI Common Stock during the past 60 days, except as disclosed herein.

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   January 28, 1999

                                                HIGH RIDGE CAPITAL, LLC


                                                By:  /s/ James L. Zech
                                                     -----------------
                                                Name:  James L. Zech
                                                Title: President

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   January 28, 1999

                                        HRC GENERAL PARTNER LIMITED PARTNERSHIP


                                        By:   High Ridge Capital, LLC
                                              -----------------------
                                        Its:  General Partner


                                                By:  /s/ James L. Zech
                                                     --------------------
                                                     Name:  James L. Zech
                                                     Title: President

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   January 28, 1999

                                  HIGH RIDGE CAPITAL PARTNERS
                                  LIMITED PARTNERSHIP


                                  By:   HRC General Partner Limited Partnership
                                       -----------------------------------------
                                  Its:  General Partner


                                        By:   High Ridge Capital, LLC
                                        Its:  General Partner


                                               By:  /s/ James L. Zech
                                                    --------------------
                                                    Name:  James L. Zech
                                                    Title: President

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   January 28, 1999

                                                /s/ James L. Zech
                                                -----------------
                                                James L. Zech

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   January 28, 1999

                                                /s/ Steven J. Tynan
                                                -------------------
                                                Steven J. Tynan

                                                                      Schedule I


                            JOINT FILING AGREEMENT
                            ----------------------

        The undersigned parties hereby agree that the Schedule 13D filed herewith (and any amendments thereto) relating to the stock of The Seibels Bruce Group, Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.


Dated:  November 25, 1997

                                    HIGH RIDGE CAPITAL, LLC


                                    By:   /s/  James L. Zech
                                        ----------------------
                                        Name:  James L. Zech
                                        Title: President


                                    HRC GENERAL PARTNER LIMITED PARTNERSHIP


                                    By:  High Ridge Capital, LLC
                                         -----------------------
                                    Its: General Partner


                                         By:   /s/  James L. Zech
                                             ---------------------
                                             Name:  James L. Zech
                                             Title: President


                                    HIGH RIDGE CAPITAL PARTNERS
                                    LIMITED PARTNERSHIP


                                    By:  HRC General Partner Limited Partnership
                                         ---------------------------------------
                                    Its: General Partner


                                            By:  High Ridge Capital, LLC
                                                 -----------------------
                                            Its: General Partner


                                                 By:    /s/  James L. Zech
                                                      ---------------------
                                                      Name:  James L. Zech
                                                      Title: President


                                    /s/  James L. Zech
                                    ------------------
                                    James L. Zech


                                    /s/ Steven J. Tynan
                                    -------------------
                                    Steven J. Tynan